EXHIBIT INDEX

(h)(13) Amended and Restated Fee Waiver Agreement, dated February 1, 2005, between American Express Financial Corporation, American Express Client Service Corporation and AXP Small Company Index Fund, a series of AXP Market Advantage Series, Inc.

(h)(14) Amended and Restated Fee Waiver Agreement, dated February 1, 2005, between American Express Financial Corporation, American Express Client Service Corporation and AXP S&P 500 Index Fund, a series of AXP Market Advantage Series, Inc.

(h)(15) Amended and Restated Fee Waiver Agreement, dated February 1, 2005, between American Express Financial Corporation, American Express Client Service Corporation and AXP Market Advantage Series, Inc., on behalf of AXP Portfolio Builder Conservative Fund, AXP Portfolio Builder Moderate Conservative Fund, AXP Portfolio Builder Moderate Fund, AXP Portfolio Builder Moderate Aggressive Fund, AXP Portfolio Builder Aggressive Fund and AXP Portfolio Builder Total Equity Fund.

(i) Opinion and consent of counsel as to the legality of the securities being registered.

(j)      Consent of Independent Registered Public Accounting Firm.